Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Wise Origin Bitcoin Trust

(Exact Name of Registrant as Specified in Its Charter)

Table 1 — Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Exchange- Traded Vehicle Securities	Wise Origin Bitcoin Trust	457(u)	Indeterminate Amount of Securities	(1)	(1)	(1)	(1)

Fees Previously Paid	Exchange- Traded Vehicle Securities	Wise Origin Bitcoin Trust	Other			$1,000,000 (2)		$109.10 (2)

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					(1)		(1)

	Total Fees Previously Paid							$109.10

	Total Fee Offsets							0

	Net Fee Due							0

(1)	The amended registration statement covers an indeterminate amount of securities to be offered or sold and the filing fee will be calculated and paid in accordance with Rule 456(d) and Rule 457(u).
(2)

Prior to the effect of this amendment to the registration statement, the registration statement contemplated the registration of securities up to a maximum aggregate offering price. The proposed maximum aggregate offering price was previously estimated solely for the purposes of calculating the amount of registration fee pursuant to Rule 457(d).